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[WILLKIE FARR & GALLAGHER LETTERHEAD]



March 28, 2001

Credit Suisse Asset Management Income Fund, Inc.
466 Lexington Avenue, 16th Floor
New York, New York  10017

Ladies and Gentlemen:

We have acted as counsel to Credit Suisse Asset Management Income Fund, Inc., a Maryland corporation ("CIK"), in connection with an Agreement and Plan of Reorganization (the "Agreement"), dated as of March 27, 2001, between CIK and Credit Suisse Asset Management Strategic Global Income Fund, Inc. ("CGF"), a Maryland corporation, pursuant to which CIK will acquire all of the assets and liabilities of CGF in exchange for shares of common stock, $.001 par value, of CIK (the "CIK Shares"), which will then be distributed to the holders of CGF common stock, $.001 par value (the "Reorganization").

We have examined copies of the Charter and By-Laws of CIK, as amended, CIK's Registration Statement on Form N-14 (Securities File No. 333-56526) with respect to the CIK Shares to be issued pursuant to the Agreement (the "Registration Statement"), substantially in the form in which it is to become effective, the Agreement, resolutions adopted by CIK's Board of Directors and other records and documents that we have deemed necessary or appropriate for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. We have also assumed that the terms of the Agreement are fair and reasonable to CIK. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of CIK and others. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of the law firm of Venable, Baetjer and Howard, LLP that is attached to this opinion.

Based upon the foregoing, we are of the opinion that when the Agreement has been duly approved by the stockholders of CIK in accordance with the listing rules of the New York Stock Exchange, appropriate Articles of Transfer with respect to the reorganization contemplated in the Agreement have been accepted for record by the Maryland State Department of Assessments and Taxation, and the CIK Shares have been issued pursuant to the Agreement and the Articles of Transfer and in the manner


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March 28, 2001
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described in the Registration Statement, the CIK Shares will be validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus included as part of the Registration Statement.



Very truly yours,



/s/ Willkie Farr & Gallagher